Exhibit 99.1

For Immediate Release
April 9, 2012

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended March 31, 2012, of $915,000, or $0.49 per share of common stock, basic and diluted, compared to net income of $735,000, or $0.39 per share of common stock, basic and diluted, for the three months ended March 31, 2011.  Basic and diluted average shares outstanding at March 31, 2012 were 1,885,066 and 1,885,239, respectively.  Basic and diluted average shares outstanding at March 31, 2011 were 1,885,601 and 1,887,752, respectively.  Net income increased $180,000 during the first quarter of 2012 due to increases of $56,000 in net interest income and $119,000 in noninterest income and decreases of $95,000 in the provision for loan losses and $13,000 in noninterest expense, partially offset by an increase of $103,000 in income taxes.

The increase in net interest income during the first quarter of 2012 reflected the continuing low interest rate environment which resulted in decreases of $141,000 in interest income and $197,000 in interest expense, as compared to the first quarter of 2011.  The provision for loan losses decreased $95,000 during the first quarter of 2012.  Management reviews the allowance for loan losses quarterly and has determined the allowance for loan losses at March 31, 2012 to be adequate.  The lower provision reflects stability in the asset quality of our loan portfolio.  Noninterest income increased $119,000 during the first quarter of 2012 primarily due to increases of $172,000 in gains on the sales of securities and $109,000 in income from mortgage banking operations, partially offset by a decrease of $166,000 in commission income.  Noninterest expense decreased $13,000, primarily due to a decrease of $58,000 in FDIC deposit insurance premiums, partially offset by an increase of $44,000 in compensation and benefits expense.  The $103,000 increase in income taxes reflects the higher level of taxable income during the first quarter of 2012.

Total assets at March 31, 2012 increased to $317.3 million from $307.3 million at December 31, 2011.  Total deposits at March 31, 2012 were $265.0 million, compared to $254.2 million at December 31, 2011.  Total stockholders’ equity increased to $41.9 million at March 31, 2012 from $41.2 million at December 31, 2011.  At March 31, 2012, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 10.2%, 15.2%, and 16.5%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered stock holding company.  The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois.  The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois.  All information at and for the periods ended March 31, 2012, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.